Agreement dated as of July 20, 1999 among Howard Milstein, c/o Douglas
Elliman, 575 Madison Avenue, New York, NY 10022 (the "Record Holder"), Edward Milstein, c/o Douglas Elliman, 575 Madison Avenue, New York, NY 10022, Lloyd Constantine, 10 W. 66th Street, New York, NY 10022, Christine Ferer, 1107 Fifth Avenue, New York, NY 10128, Marcia Riklis, 895 Park Avenue, New York, NY 10022, Linda Sincavage, 123-40 83rd Avenue, Kew Gardens, NY 11415, Marvin Sniderman, 5633 Callowhill St., Pittsburgh, PA 15206 and Eleanore Sniderman, 5633 Callowhill St., Pittsburgh, PA 15206 (collectively, the "Beneficial Holders").

     Access Pharmaceuticals, Inc. (the "Company") has issued, as of the date hereof (i) 738,588 shares of its common stock (the "Shares") in the name of the Record Holder.

     The parties have agreed that notwithstanding the record ownership of the shares, the Beneficial Owners shall have beneficial ownership as set forth herein, and the parties desire to reflect their understanding and agreement as to the ownership thereof, as to the transfer, disposition and voting of the Shares.

     The parties also acknowledge that they are acting as a "group", as defined in Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Shares and desire to authorize the Record Holder to act on behalf of the parties in filing a Schedule 13D and all amendments thereto.

     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. Beneficial Ownership of the Shares and the Proceeds of Sale. The parties agree that their percentage beneficial interest in the Shares is as follows:

                                                     No. of Shares
         Name                                        Beneficially Owned
         ----                                        ------------------

         Howard Milstein                             185,544
         Edward Milstein                             185,544
         Lloyd Constantine                            25,000
         Christine Ferer                              83,333
         Marcia Riklis                               125,000
         Linda Sincavage                               5,000
         Marvin Sniderman                             66,667
         Eleanore Sniderman                           62,500

     2. Disposition and Transfer of the Shares and Option Shares; Exercise, Disposition and Transfer of the Option. The parties acknowledge and agree that the Record Holder shall have the sole power to dispose or transfer the Shares.

     3. Calculation of Net Profits or Losses, Net Proceeds. The Record Holder has the sole authority to calculate the net profits or losses resulting from the sale of the Shares. In the


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event of a sale of the Shares, the Record Holder shall promptly send to the parties his calculations of such net profits and net proceeds.

     4. Voting Power with Respect to the Shares. The parties acknowledge that the Record Holder shall have sole voting power with respect to the Shares.

     5. Schedule 13D Filings and Amendments. The parties hereby authorize the Record Holder to prepare, sign and file on their behalf all Schedule 13D reports, and amendments thereto, with the Securities and Exchange Commission with respect to the Shares.

     6. Representations and Warranties of Beneficial Owners The Beneficial Owners each represent and warrant to the Record Holder that he or she has received a copy of the Subscription Agreements relating to the acquisitions of the Shares between the Record Owner and the Company (the "Subscription Agreement") and the Registration Rights Agreement among the Company, the Record Holder and certain other purchasers of shares of Common Stock of the Company (the "Registration Agreement") and agrees that the terms and conditions therein, in particular the representations and warranties of the purchaser provided the Subscription Agreement, are incorporated herein by reference in full as if he was a signatory to such agreements and govern his beneficial ownership in the Shares. They also acknowledge that the Company is a third-party beneficiary of the provisions of this Section 6.

     The Beneficial Owners each represent and warrant that he or she (a) has not during the past five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (b) has not been, during the last five years, a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and has not and is not subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws; and (c) is a citizen of the United States.

     7. Miscellaneous. This Agreement constitutes the entire agreement between the parties and may not be amended without the written agreement of each of them. This Agreement is governed by the laws of the State of New York and may be executed in counterparts, which, taken together, shall constitute one Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth herein.

  /s/ Howard Milstein                                 /s/ Marcia Riklis
-----------------------------                        --------------------------
Howard Milstein                                      Marcia Riklis


   /s/ Edward Milstein                                /s/ Linda Sincavage
-----------------------------                        --------------------------
Edward Milstein                                      Linda Sincavage


                                      -2-
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 /s/ Lloyd Constantine                                /s/ Marvin Sniderman
-----------------------------                        --------------------------
Lloyd Constantine                                    Marvin Sniderman


 /s/ Christine Ferer                                  /s/ Eleanore Sniderman
-----------------------------                        --------------------------
Christine Ferer                                      Eleanore Sniderman